Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
February 4, 2010

Ampco-Pittsburgh Corporation Announces Sales and Earnings for 2009

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales for 2009 of $299,177,000 compared with $394,513,000 in 2008.  Sales for the fourth quarter of 2009 were $66,482,000 compared with sales of $88,088,000 for the same quarter of 2008. Net income equaled $27,677,000 or $2.71 per common share and $3,850,000 or $0.38 per common share for the twelve and three months ended December 31, 2009, respectively, and includes an after-tax charge of $2,831,000 or $0.28 per common share for the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment and a reduction in the effective state tax rate for which certain net deferred tax assets will be realized. For the comparable periods of 2008, net income (loss) equaled $12,575,000 or $1.24 per common share and $(21,151,000) or $(2.08) per common share and includes an after-tax charge of $31,006,000 or $3.05 per common share for pending and future asbestos claims net of estimated insurance recoveries through December 31, 2018. This charge relates to the Air and Liquid Processing segment for alleged personal injury claims resulting from exposure to asbestos-containing equipment manufactured decades ago.

Income (loss) from operations equaled $46,731,000 and $7,721,000 for the twelve and three months ended December 31, 2009, respectively, and includes a pre-tax charge of $2,694,000 associated with the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment. Income (loss) from operations approximated $13,608,000 and $(36,526,000) for the twelve and three months ended December 31, 2008, respectively, and includes a pre-tax charge of $51,018,000 for pending and future asbestos claims net of estimated insurance recoveries through December 31, 2018.

Sales for the Forged and Cast Rolls segment were affected by lower demand for rolling mill rolls from the depressed steel and aluminum industries throughout the world. The market fall out, which began in the fourth quarter of 2008, forced customers to curtail production levels, temporarily idle facilities and place new mill projects on hold. Sales for the Air and Liquid Processing segment benefited earlier in the year from a strong opening order backlog; however, since business activity typically trails the general economy by six to twelve months, the segment experienced a decline in sales as the year progressed. For both segments, raw material cost savings minimized the expected impact on operating income.

While it appears global economies are in the early stages of a gradual recovery, the Corporation remains cautiously optimistic. The need for additional rolling mill rolls will lag the economic recovery until production returns to more normal levels and companies consume their existing inventories, though raw material cost savings will unlikely be repeated. Operating results for the Air and Liquid Processing group will be contingent on how quickly its markets rebound and customer spending resumes.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

		Year Ended December 31,		Three Months Ended December 31,
		2009	2008	2009	2008

Sales		$299,177,000	$394,513,000	$66,482,000	$88,088,000

Income (loss) from operations	(1)	46,731,000	13,608,000	7,721,000	(36,526,000)
Other (expense) income – net		(1,842,000)	1,207,000	(906,000)	587,000

Income (loss) before income taxes		44,889,000	14,815,000	6,815,000	(35,939,000)
Income tax (provision) benefit		(17,050,000)	(2,240,000)	(2,803,000)	14,788,000
Equity losses in Chinese joint
venture		(162,000)	-	(162,000)	-

Net income (loss)	(2)	$27,677,000	$12,575,000	$3,850,000	$(21,151,000)

Earnings per common share:
Basic	(2)	$2.71	$1.24	$0.38	$(2,08)
Diluted	(2)	$2.71	$1.24	$0.38	$(2.08)

Weighted-average number of common shares outstanding:
Basic		10,200,148	10,177,497	10,233,204	10,177,497
Diluted		10,204,292	10,179,644	10,216,167	10,178,936

(1)
Income (loss) from operations for the year and quarter ended December 31, 2009 includes a pre-tax charge of $2,694,000 for the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment. Income (loss) from operations for the year and quarter ended December 31, 2008 includes a pre-tax charge of $51,018,000 for estimated costs of asbestos-related litigation, net of estimated insurance recoveries, through 2018.

(2)
Net income (loss) for the year and quarter ended December 31, 2009 includes an after-tax charge of $2,831,000 or $0.28 per common share for the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment and a reduction in the effective state tax rate for which certain net deferred tax assets will be realized. Net income (loss) for the year and quarter ended December 31, 2008 includes an after-tax charge of $31,006,000 or $3.05 per common share for estimated costs of asbestos-related litigation, net of insurance recoveries, through 2018.